                                 -------------------

                                     FORM 8-K/A-2

                                    CURRENT REPORT

                        Pursuant to Section 13 or 15(d) of the

                           Securities Exchange Act of 1934

          Date of Report (Date of earliest event reported)  October 8, 1997

                              Sun Healthcare Group, Inc.
--------------------------------------------------------------------------------
                  (Exact name of registrant as specified in charter)

          DELAWARE                  001-12040                 850410612
--------------------------------------------------------------------------------
(State or other jurisdiction       (Commission             (IRS Employer
      of incorporation)             File Number)           Identification No.)

101 Sun Avenue NE, Albuquerque, NM                                87109
--------------------------------------------------------------------------------
(Address of principal executive offices)                      (Zip Code)

Registrant's telephone number, including area code          (505) 821-3355

                                         NONE
--------------------------------------------------------------------------------
            (Former name or former address, if changed since last report.)

    This report on Form 8-K/A-2 supplements the reports on Form 8-K filed with the Securities and Exchange Commission on October 23, 1997 and December 22, 1997 by Sun Healthcare Group, Inc., a Delaware corporation (the "Company", "Sun" or the "registrant") to report its acquisition of all of the stock of Regency Health Services, Inc., a Delaware corporation ("Regency").

Items 7. Financial Statements, Pro Forma Financial Information and Exhibits

The following financial information is being filed in order to satisfy the financial statement requirements for the Form 8-K filed on October 23, 1997.

    (a)  Financial Statements of Business Acquired

                            REGENCY HEALTH SERVICES, INC.

                             CONSOLIDATED BALANCE SHEETS
                                     (UNAUDITED)

                                                                   AS OF
                                                       ----------------------------
                                                       SEPTEMBER 30,   DECEMBER 31,
                                                       ----------------------------
                       ASSETS                               1997          1996
                                                          --------       -------
                                                    (In thousands, except share data)
Current assets:
  Cash and cash equivalents                              $18,435        $22,875
  Restricted cash                                          7,166          4,425
  Accounts receivable, net of allowance for
   doubtful accounts of $10,240 at September 30,
   1997 and $4,723 at December 31, 1996                   93,187         80,949
  Other receivables                                        1,528         11,535
  Prepaids and other assets                                9,538          7,819
  Assets held for sale                                     6,723          6,915
  Deferred tax asset                                       6,897          6,898
                                                        --------       --------

     Total current assets                                143,474        141,416
                                                        --------       --------

Property and equipment, net                              171,393        135,072
Goodwill, net                                             62,665         53,753
Other assets, net                                         26,711         23,335
                                                        --------       --------

     Total assets                                       $404,243       $353,576
                                                        --------       --------
                                                        --------       --------

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Current portion of long-term debt                       $5,389         $2,418
  Accounts payable                                        24,777         24,958
  Accrued compensation and benefits                       33,294         26,253
  Workers' compensation accrual                            7,166          4,338
  Other accrued liabilities                                9,146          8,290
  Deferred revenue                                         2,388          2,407
  Accrued interest                                         6,596          5,578
                                                        --------       --------

     Total current liabilities                            88,756         74,242
                                                        --------       --------

Long-term debt, net of current portion                   223,765        182,490
Other long-term liabilities                               10,848         10,878
Deferred income taxes                                      2,439          5,018
                                                        --------       --------

     Total liabilities                                   325,808        272,628
                                                        --------       --------

Commitments and Contingencies

Stockholders' equity:
  Common stock of $.01 par value, authorized 35,000
   shares, 15,887 and 15,919 shares issued and
   outstanding at September 30, 1997 and December 31,
   1996, respectively, net of 1,008 and 862 shares
   held in treasury, respectively                            169            168
  Additional paid-in capital                              53,471         52,031
  Retained earnings                                       24,795         28,749
                                                        --------       --------

     Total stockholders' equity                           78,435         80,948
                                                        --------       --------

     Total liabilities and stockholders' equity         $404,243       $353,576
                                                        --------       --------
                                                        --------       --------

The accompanying notes are an integral part of these balance sheets.

                            REGENCY HEALTH SERVICES, INC.

                         CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)
                                     (UNAUDITED)


                                                           FOR THE
                                                      NINE MONTHS ENDED
                                                         SEPTEMBER 30,
                                           -------------------------------------
                                                      1997           1996
                                                    --------       -------
                                           (In thousands, except per share data)

Total net revenues                                  $483,838       $409,439
                                                    --------       --------
Costs and expenses:

    Operating                                        420,797        348,114
    Corporate general and administrative              29,574         21,618
    Provision for losses on accounts receivable        6,921          1,317
    Depreciation and amortization                     14,588         11,197
    Interest, net                                     15,388         11,108
                                                    --------       --------

         Total costs and expenses                    487,268        393,354
                                                    --------       --------

Earnings (loss) before income taxes                   (3,430)        16,085

Income tax provision(benefit)                           (918)         6,641
                                                    --------       --------

Earnings (loss) before extraordinary item             (2,512)         9,444

Extraordinary item - Loss on extinguishment of
    debt, net of applicable income taxes of $812           -         (1,193)
                                                    --------       --------

    Net earnings (loss)                              $(2,512)        $8,251
                                                    --------       --------
                                                    --------       --------

The accompanying notes are an integral part of these consolidated financial statements.

                            REGENCY HEALTH SERVICES, INC.

                        CONSOLIDATED STATEMENTS OF CASH FLOWS
                                     (UNAUDITED)


                                                               FOR THE
                                                          NINE MONTHS ENDED
                                                             SEPTEMBER 30,
                                                          -----------------
                                                            1997      1996
                                                           ------    ------
                                                            (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net earnings (loss)                                  $(2,512)   $8,251
    Adjustments to reconcile net earnings to net cash
         provided by (used for) operating activities -
         Depreciation and amortization                    14,588    11,197
         Provision for losses on accounts receivable       6,921     1,317
         Extraordinary loss on discharge of debt               -     2,005
         Other, net                                       (3,353)    1,825
         Changes in operating assets and liabilities:
              Accounts receivable                        (12,238)  (22,762)
              Other current assets                        10,784   (10,394)
              Current and other liabilities                8,493     9,172
                                                         -------   -------

              Net cash provided by operating activities   22,683       611
                                                         -------   -------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Capital expenditures, net                            (11,044)  (10,969)
    Acquisitions, net of cash acquired                   (48,829)  (48,513)
    Other assets proceeds (expenditures)                   5,781   (1,658)
                                                         -------   -------

              Net cash used for investing activities     (54,092)  (61,140)
                                                         -------   -------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Long-term debt borrowings                             49,000    56,143
    Long-term debt repayments                            (15,530)  (62,650)
    Net proceeds from issuance of common stock             1,441       234
    Purchases of treasury stock                           (1,442)   (5,082)
    Workers' compensation trust funding                   (6,500)  (10,637)
                                                         -------   -------

              Net cash provided by (used in) financing
               activities                                 26,969   (21,992)
                                                         -------   -------

Net decrease in cash and cash equivalents                 (4,440)  (82,521)

Cash and cash equivalents at beginning of period          22,875   104,238
                                                         -------   -------

Cash and cash equivalents at end of period               $18,435   $21,717
                                                         -------   -------
                                                         -------   -------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

    Cash paid during period for:

         Interest                                        $14,370    $8,620
                                                         -------   -------
                                                         -------   -------

         Income taxes                                     $4,125    $3,750
                                                         -------   -------
                                                         -------   -------

SUPPLEMENTARY SCHEDULE OF NON-CASH INVESTING AND
    FINANCING ACTIVITIES:

    The Company's acquisitions during the nine months ended September 30, 1997 and 1996, involved the following:

         Fair value of assets acquired                   $59,599   $54,076
         Liabilities assumed                             (10,770)   (5,563)
                                                         -------   -------
         Cash payments made, net of cash received from
           others                                        $48,829   $48,513
                                                         -------   -------
                                                         -------   -------

The accompanying notes are an intergal part of these consolidated financial statements.

                            REGENCY HEALTH SERVICES, INC.


                      NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                                  September 30, 1997


1.  BASIS OF PRESENTATION

    In the opinion of management of Regency Health Services, Inc. (the "Company" or "Regency"), the accompanying interim consolidated financial statements present fairly the Company's financial position at September 30, 1997 and December 31, 1996, the consolidated results of its operations for the nine month periods ended September 30, 1997 and 1996, and the consolidated statements of cash flows for the nine month periods ended September 30, 1997 and 1996. All adjustments are of a normal and recurring nature. All material intercompany balances, profits and transactions have been eliminated. These statements are presented in accordance with the rules and regulations of the United States Securities and Exchange Commission ("SEC"). Accordingly, they are unaudited, and certain information and footnote disclosures normally included in the Company's annual consolidated financial statements have been condensed or omitted, as permitted under the applicable rules and regulations. Readers of these statements should refer to the Company's audited consolidated financial statements and notes thereto for the year ended December 31, 1996, which are included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996. The results of operations presented in the accompanying financial statements are not necessarily representative of operations for an entire year. Certain amounts have been reclassified in the 1996 financial statements to conform to the 1997 presentation.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets or liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Sun has restated the historical Regency net revenues for the nine months ended September 30, 1997, resulting in a reduction to net revenue totalling $6.2 million. The restatement is a result of Sun's continuing review and analysis of Regency's balance sheet in connection with the finalization of the Regency purchase. Based on its review of certain Regency accounts receivable, Sun believes that the adjustments set forth belong in Regency's financial statements for the nine months ended September 30, 1997 as the services were performed prior to September 30, 1997 and the related revenue recognized during that period was overstated. The adjustments include reductions to revenues for Medicare routinue cost limit exceptions, certain billing related to Regency's home health agency and retro-billings to Medicare.

    NEWLY ISSUED PRONOUNCEMENTS

    The Financial Accounting Standards Board ("FASB") has issued Statement of Financial Accounting Standards ("SFAS") No. 128 "Earnings Per Share" which is effective for both interim and annual reporting periods ending after December 15, 1997. This standard requires restatement of prior interim and annual earnings per share calculations. SFAS No. 128 replaces fully diluted EPS with diluted EPS and replaces primary EPS with basic EPS. Basic EPS is computed by dividing reported earnings by weighted average shares outstanding. Diluted EPS is computed the same way as fully diluted EPS, except that the calculation now uses the average share price for the reporting period to compute dilution from options and warrants under the treasury stock method. The Company will adopt the new standard in its reporting for the quarter and the year ended December 31, 1997. Management does not believe that adoption of this standard will have a significant impact on earnings per share.

2.  ACQUISITIONS

    Effective January 1, 1997, the Company acquired four acute rehabilitation hospitals, ten outpatient rehabilitation clinics and six neurological treatment centers from Horizon/CMS Healthcare Corporation ("CMS"). The purchase price was $43.0 million, made up of a cash payment of $36.3 million and notes payable totaling $6.7 million. The Company funded the acquisition with borrowings against the Amended and Restated Credit Agreement dated December 20, 1996 with NationsBank of Texas, N.A. as agent for a group of banks (the "NationsBank Credit Agreement"). Two of the acquired hospitals have joint venture partners with 30% and 50% interests. Accordingly, the income statement reflects minority interest related to the joint venture partners' share of the revenues and expenses of the two hospitals.

    On April 1, 1997, the Company acquired HHC Health Group, Inc., a home health and infusion therapy provider with four locations in California, for $2.3 million, consisting of a cash payment of $1.7 million and a note payable of $.6 million.

    On May 1, 1997, the Company acquired Asher Clinic, an outpatient clinic in California, for $1.7 million in cash.

    On May 1, 1997, the Company also acquired Advanced Physical Therapy, Inc., which operates three outpatient clinics in California, for $1.7 million, consisting of a cash payment of $1.4 million and a note payable of $.3 million.

    On May 16, 1997, the Company acquired Rainbow Medical LLC, a pharmacy located in Las Vegas, Nevada for $1.9 million, consisting of $1.2 million in cash and a note payable of $.7 million.

    Effective June 1, 1997, the Company acquired Health Fitness Physical Therapy, Inc., which operates seven outpatient clinics in California for $1.8 million, consisting of a cash payment of $1.1 million and notes payable of $.7 million.

    Effective June 1, 1997, the Company acquired Peachwood Physical Therapy, Inc., an outpatient clinic in California for $.7 million, $.5 million in cash and a note payable for $.2 million.

    Effective June 1, 1997, the Company acquired Adams & Schmidt Sports Therapy, which operates four outpatient clinics in California for $1.2 million, consisting of a cash payment of $.8 million and a note payable for $.4 million.

    Effective June 12, 1997, the Company acquired Hospice of the Pacific, a hospice provider in California for $.4 million in cash.

    On July 1, 1997, the Company acquired Pacific Beach Physical Therapy, Inc., an outpatient clinic in California, for $.6 million, $.5 million in cash and a note payable for $.1 million.

    Effective August 1, 1997, the Company acquired The Visiting Nurse Association of Los Angeles, Inc. and The Visiting Nurse Home Services, Inc., providers of home health services with seven locations in the Los Angeles area, in a single transaction. The purchase price was $4.5 million, consisting of cash payments totaling $3.2 million and a note payable for $1.3 million.

    These transactions were accounted for using the purchase method of accounting under generally accepted accounting principles. Revenues and expenses are included in the accompanying financial statements subsequent to the acquisition date.

    The following unaudited pro forma condensed consolidated statements of earnings present the summarized consolidated results of operations of the Company after giving effect to the acquisition of the four acute rehabilitation hospitals, ten outpatient rehabilitation clinics and six neurological treatment centers for the nine months ended September 30, 1997 and 1996, as if such acquisition had been consummated on January 1, 1996. All other acquisitions are considered immaterial and are not included in the pro forma condensed consolidated statements of earnings.


                                                NINE MONTHS ENDED SEPTEMBER 30,
                                                -------------------------------
                                                       1997          1996
                                                    --------       --------
                                                     (In thousands, except
                                                         per share data)
                                                           (Unaudited)

Net operating revenue                              $483,838       $456,041
Total costs and expenses (including minority
interest)                                           487,268        439,440
                                                   --------       --------
Earnings before provision for income taxes           (3,430)        16,601
Provision for income taxes                             (918)         6,858
                                                   --------       --------
Earnings before extraordinary item                 $ (2,512)       $ 9,743
                                                   --------       --------
                                                   --------       --------


    The pro forma results are presented for informational purposes only and are not necessarily indicative of what results of operations actually would have been had such acquisitions been consummated at the beginning of such period or of future operations or results.

3.  DISPOSITIONS

    In connection with the 13 facilities identified for disposition by the Company during the fourth quarter of 1995, the Company disposed of an 81-bed facility in Pomona, California effective January 1,

1997 for a nominal amount, resulting in a $233,000 charge against the reserve established for such dispositions.

4.  WORKERS' COMPENSATION CLAIMS TRUST

    In 1995, the Company established a revocable workers' compensation claims trust ("Trust") to pre-fund its workers' compensation obligations. The Trust was funded for fiscal 1995 in March 1996 with approximately $10.6 million from available cash. In March 1997, the Company pre-funded its fiscal 1996 workers' compensation obligations with approximately $6.5 million from available cash. Of the remaining $8.3 million in the Trust at September 30, 1997, $7.2 million was classified as current restricted cash and $1.1 million was classified as other long-term assets.

5.  NET EARNINGS PER SHARE

    Net earnings per common and common equivalent share is based upon the weighted average number of common shares outstanding during the period plus the effect of incremental shares of common stock contingently issuable upon exercise of stock options.

    Fully diluted net earnings for the three and nine months ended September 30, 1997 is computed as described above. Fully diluted net earnings for the three and nine months ended September 30, 1996 is determined on the assumption that the Convertible Subordinated Debentures were converted as of January 1, 1996. Net earnings is adjusted for the interest on the debentures and the amortization of underwriting costs related to the debentures, net of tax.

6.  SUBSEQUENT EVENTS

    On October 8, 1997, the Company sold 6 neurological treatment centers to members of senior management for $3.0 million in cash.

    On October 8, 1997, a wholly-owned subsidiary of the Sun Healthcare, Inc. ("Sun"), an operator of skilled nursing facilities and a provider of related specialty healthcare services, including rehabilitation therapy and institutional pharmacy services in the United States, through a tender offer acquired 98.4% of the capital stock of Regency. The remaining shares were converted into the right to receive $22.00 in cash per share. Total consideration for the shares acquired in the tender offer was approximately $345,200,000.

    On October 8, 1997, as part of the financing of the Sun acquisition, 30 facilities were sold in a sale leaseback transaction with proceeds of approximately $83.6 million.

    On October 9, 1997, a wholly-owned subsidiary of Sun completed a tender offer for 100%, or $50,000,000, of Regency's 12.25% Junior Subordinated Notes due 2003 for approximately $61,000,000, and $109,600,000 of the $110,000,000 of
Regency's 9.875% Senior Subordinated Notes due 2002 for approximately $126,700,000. In addition, Sun repaid Regency's revolving credit facility of approximately $39,000,000.

                       REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of Regency Health Services, Inc.:

    We have audited the accompanying consolidated balance sheet of Regency Health Services, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Regency Health Services, Inc. and subsidiaries as of December 31, 1996, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                       /s/ Arthur Andersen LLP
                                           ARTHUR ANDERSEN LLP
Orange County, California
February 14, 1997

                            REGENCY HEALTH SERVICES, INC.

                             CONSOLIDATED BALANCE SHEET
                                As of December 31, 1996
                           (In thousands, except par value)

                                          ASSETS
CURRENT ASSETS:
  Cash and cash equivalents. . . . . . . . . . . . . . . . . . . . . . . .       $ 22,875
  Restricted cash. . . . . . . . . . . . . . . . . . . . . . . . . . . . .          4,425
  Accounts receivable, net of allowance of $4,723 at December 31, 1996 . .         80,949
  Estimated third party settlements. . . . . . . . . . . . . . . . . . . .         10,180
  Notes and other receivables. . . . . . . . . . . . . . . . . . . . . . .          1,355
  Deferred income taxes. . . . . . . . . . . . . . . . . . . . . . . . . .          6,898
  Assets held for sale . . . . . . . . . . . . . . . . . . . . . . . . . .          6,915
  Other current assets . . . . . . . . . . . . . . . . . . . . . . . . . .          7,819
                                                                                ---------
    Total current assets . . . . . . . . . . . . . . . . . . . . . . . . .        141,416
                                                                                ---------
PROPERTY AND EQUIPMENT:
  Land . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         21,207
  Buildings and improvements . . . . . . . . . . . . . . . . . . . . . . .        100,120
  Leasehold interests -- other . . . . . . . . . . . . . . . . . . . . . .         17,640
  Leasehold interests -- related party . . . . . . . . . . . . . . . . . .          1,989
  Equipment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         38,054
                                                                                ---------
                                                                                  179,010
  Less accumulated depreciation and amortization . . . . . . . . . . . . .        (43,938)
                                                                                ---------
    Total property and equipment . . . . . . . . . . . . . . . . . . . . .        135,072
                                                                                ---------
OTHER ASSETS:
Mortgage notes receivable, net of allowance of $1,352 at
  December 31, 1996  . . . . . . . . . . . . . . . . . . . . . . . . . . .          1,014
Goodwill, net of accumulated amortization of $3,700 at December 31, 1996 .         53,753
Other assets, net of accumulated amortization of $3,736 at
  December 31, 1996  . . . . . . . . . . . . . . . . . . . . . . . . . . .         22,321
                                                                                ---------
    Total other assets . . . . . . . . . . . . . . . . . . . . . . . . . .         77,088
                                                                                ---------
                                                                                $ 353,576
                                                                                ---------
                                                                                ---------
                          LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of long-term debt. . . . . . . . . . . . . . . . . . . .      $   2,418
  Accounts payable . . . . . . . . . . . . . . . . . . . . . . . . . . . .         24,958
  Accrued expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . .          8,290
  Accrued compensation . . . . . . . . . . . . . . . . . . . . . . . . . .         26,253
  Accrued workers' compensation. . . . . . . . . . . . . . . . . . . . . .          4,338
  Deferred revenue . . . . . . . . . . . . . . . . . . . . . . . . . . . .          2,407
  Accrued interest . . . . . . . . . . . . . . . . . . . . . . . . . . . .          5,578
                                                                                ---------
    Total current liabilities. . . . . . . . . . . . . . . . . . . . . . .         74,242
LONG-TERM DEBT, NET OF CURRENT PORTION . . . . . . . . . . . . . . . . . .        182,490
OTHER LIABILITIES AND NONCURRENT RESERVES. . . . . . . . . . . . . . . . .         10,878
DEFERRED INCOME TAXES. . . . . . . . . . . . . . . . . . . . . . . . . . .          5,018
                                                                                ---------
    Total liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . .        272,628
                                                                                ---------

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Common stock, $.01 par value; authorized -- 35,000 shares;
    15,919 shares issued and outstanding at December 31, 1996,
    net of 862 shares held in treasury . . . . . . . . . . . . . . . . . .            168
  Additional paid-in capital . . . . . . . . . . . . . . . . . . . . . . .         52,031
  Retained earnings. . . . . . . . . . . . . . . . . . . . . . . . . . . .         28,749
                                                                                ---------
    Total stockholders' equity . . . . . . . . . . . . . . . . . . . . . .         80,948
                                                                                ---------
                                                                                $ 353,576
                                                                                ---------
                                                                                ---------

          The accompanying notes are an integral part of this consolidated financial statement.

                            REGENCY HEALTH SERVICES, INC.

                         CONSOLIDATED STATEMENT OF OPERATIONS

                         For the year ended December 31, 1996
                        (In thousands, except per share amount)


NET OPERATING REVENUE. . . . . . . . . . . . . . . . .          $558,050
                                                                --------
COSTS AND EXPENSES:
  Operating expenses . . . . . . . . . . . . . . . . .           453,131
  Corporate general and administrative . . . . . . . .            24,292
  Rent expense . . . . . . . . . . . . . . . . . . . .            24,956
  Depreciation and amortization. . . . . . . . . . . .            15,317
  Interest expense . . . . . . . . . . . . . . . . . .            18,060
  Restructuring and other non-recurring charges. . . .            11,283
                                                                --------
    Total costs and expenses . . . . . . . . . . . . .           547,039
                                                                --------
INCOME BEFORE PROVISION FOR INCOME TAXES AND
  EXTRAORDINARY ITEM . . . . . . . . . . . . . . . . .            11,011
PROVISION FOR INCOME TAXES . . . . . . . . . . . . . .             4,612
                                                                --------
INCOME BEFORE EXTRAORDINARY ITEM . . . . . . . . . . .             6,399
EXTRAORDINARY ITEM -- Loss on extinguishment of debt,
  net of applicable income taxes of $812 . . . . . . .            (1,193)
                                                                --------
NET INCOME . . . . . . . . . . . . . . . . . . . . . .          $  5,206
                                                                --------
                                                                --------
INCOME PER SHARE:
  Income before extraordinary item . . . . . . . . . .          $    .39
  Extraordinary item . . . . . . . . . . . . . . . . .              (.07)
                                                                --------
  Net income per share . . . . . . . . . . . . . . . .          $    .32
                                                                --------
                                                                --------
Weighted average shares of common stock and
  equivalents  . . . . . . . . . . . . . . . . . . . .            16,476
                                                                --------
                                                                --------


The accompanying notes are an integral part of this consolidated statement.

                            REGENCY HEALTH SERVICES, INC.

                   CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                         For the year ended December 31, 1996



                                                      COMMON STOCK   ADDITIONAL
                                                     --------------   PAID-IN     RETAINED
                                                     SHARES  AMOUNT   CAPITAL     EARNINGS    TOTAL
                                                     ------  ------  ----------   --------    -----
                                                                       (IN THOUSANDS)
BALANCE, December 31, 1995 . . . . . . . . . . .     16,670      $167   $56,679    $23,543   $80,389
    Exercise of stock options. . . . . . . . . .         99         1       680         --       681
    Restricted Stock Distribution. . . . . . . .         12        --       144         --       144
    Charge in lieu of income taxes . . . . . . .         --        --     2,814         --     2,814
    Repurchase of common stock . . . . . . . . .       (862)       --    (8,286)        --    (8,286)
    Net income . . . . . . . . . . . . . . . . .         --        --        --      5,206     5,206
                                                     ------      ----   -------    -------   -------
    BALANCE, December 31, 1996 . . . . . . . . .     15,919      $168   $52,031    $28,749   $80,948
                                                     ------      ----   -------    -------   -------
                                                     ------      ----   -------    -------   -------



     The accompanying notes are an integral part of this consolidated statement.

                            REGENCY HEALTH SERVICES, INC.

                        CONSOLIDATED STATEMENT OF CASH FLOWS

                         For the year ended December 31, 1996
                                  (In thousands)


CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income . . . . . . . . . . . . . . . . . . . . . . . . . .  $  5,206
                                                                    --------
    Adjustments to reconcile net income to net cash
     provided by operating activities:
      Extraordinary loss on extinguishment of debt . . . . . . . .     2,005
      Depreciation and amortization. . . . . . . . . . . . . . . .    15,317
      Deferred income taxes and charge in lieu of taxes. . . . . .    (1,317)
      Restructuring and other non-recurring charges. . . . . . . .     9,749
      Other, net . . . . . . . . . . . . . . . . . . . . . . . . .       122
      Change in cash from changes in assets and liabilities,
       excluding effects of acquisitions and dispositions:
        Accounts receivable. . . . . . . . . . . . . . . . . . . .   (28,537)
        Estimated third party settlements. . . . . . . . . . . . .    (9,380)
        Other current assets . . . . . . . . . . . . . . . . . . .      (270)
        Current and other liabilities. . . . . . . . . . . . . . .    11,308
                                                                    --------
        Net cash provided by operating activities. . . . . . . . .     4,203
                                                                    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Acquisitions . . . . . . . . . . . . . . . . . . . . . . . . .   (50,800)
    Proceeds from disposition of facilities. . . . . . . . . . . .     3,682
    Purchases of property and equipment. . . . . . . . . . . . . .   (12,575)
    Collection on mortgage notes receivable. . . . . . . . . . . .       695
    Changes in other assets, net . . . . . . . . . . . . . . . . .    (1,623)
                                                                    --------
        Net cash used in investing activities. . . . . . . . . . .   (60,621)
                                                                    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Payments on long-term debt . . . . . . . . . . . . . . . . . .   (62,598)
    Proceeds from issuance of long-term debt . . . . . . . . . . .    56,143
    Workers compensation trust funding . . . . . . . . . . . . . .   (10,637)
    Purchase of treasury stock . . . . . . . . . . . . . . . . . .    (8,286)
    Proceeds from exercise of options. . . . . . . . . . . . . . .       433
                                                                    --------
        Net cash used in financing activities. . . . . . . . . . .   (24,945)
                                                                    --------
NET DECREASE IN CASH AND CASH
 EQUIVALENTS . . . . . . . . . . . . . . . . . . . . . . . . . . .   (81,363)
CASH AND CASH EQUIVALENTS, beginning of period . . . . . . . . . .   104,238
                                                                    --------
CASH AND CASH EQUIVALENTS, end of period . . . . . . . . . . . . .  $ 22,875
                                                                    --------
                                                                    --------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
    Cash paid during the year for interest . . . . . . . . . . . .  $ 16,713
                                                                    --------
                                                                    --------
    Cash paid during the year for income taxes . . . . . . . . . .  $  3,750
                                                                    --------
                                                                    --------


  The accompanying notes are an integral part of this consolidated statement.

                         REGENCY HEALTH SERVICES, INC.

       SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:

During the year ended December 31, 1996:

    The Company acquired Assist-A-Care Pharmacy in San Diego, California and issued a promissory note in the amount of $2.6 million as part of the purchase price.

    The Company issued a promissory note in the amount of $2.2 million in connection with the acquisition of 18 healthcare facilities in Tennessee and North Carolina.

    The Company acquired Executive Pharmacy and issued a promissory note in the amount of $763,000.



     The accompanying notes are an integral part of this consolidated statement.

                            REGENCY HEALTH SERVICES, INC.

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     NATURE OF BUSINESS

     As of December 31, 1996, the Company operated 107 healthcare facilities with 11,200 licensed beds that provide nursing, rehabilitative, subacute and other specialized medical services primarily in California and in Ohio, West Virginia, North Carolina and Tennessee. Through its wholly owned home health subsidiaries, the Company provides patients with technical medical support at home such as infusion therapy, ventilator care and respite services. The Company also provides ancillary services such as rehabilitation programs and pharmaceutical services at certain of its healthcare facilities as well as at non-affiliated facilities.

     PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and all of its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

     CASH AND CASH EQUIVALENTS

     For financial reporting purposes, the Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents.

     At December 31, 1996, the Company held personal funds in trust for patients approximating $1,505,000, which are not reflected on the accompanying balance sheet.

     RESTRICTED CASH

     Restricted cash of $4,425,000 at December 31, 1996 represents the portion of the cash in the Company's pre-funded workers' compensation claims payment trust expected to be paid during 1997.

     ACCOUNTS RECEIVABLE

     Accounts receivable are recorded at the net realizable value expected to be received from federal and state assistance programs or from private sources including managed care organizations and third party insurers. Receivables from government agencies represent the only concentrated group of credit risk for the Company. Management does not believe that there are any credit risks associated

                            REGENCY HEALTH SERVICES, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

with these government agencies other than possible funding delays. Non-government agency receivables consist of receivables from various payors that are subject to differing economic conditions and do not represent any concentrated credit risks to the Company. Furthermore, management continually monitors and adjusts its reserves and allowances associated with these receivables.

    PROPERTY AND EQUIPMENT

    At the time of Care Enterprises, Inc.'s (Care) emergence from bankruptcy on December 31, 1990, property and equipment owned by Care and certain leasehold interests were adjusted to current fair market value. (Care was merged with Regency in April, 1994 in a transaction accounted for as a pooling of interests.) All other property and equipment is recorded at cost. The assets are depreciated over their estimated useful lives using the straight-line method as follows:

         Buildings and improvements. . . . . . . . . . . . . .   7-40 years
         Leasehold interests and improvements. . . . . . . . .   Life of leases
         Equipment . . . . . . . . . . . . . . . . . . . . . .   5-10 years

    Betterments, renewals, and extraordinary repairs that extend the life of the asset are capitalized; other repairs and maintenance are expensed. The cost and accumulated depreciation applicable to assets retired are removed from the accounts and any gain or loss on disposition is recognized in income.

    ASSETS HELD FOR SALE

    Assets held for sale represents the assets of 13 facilities which the Company determined to dispose of in 1995. At December 31, 1996, it represents the assets of the seven remaining facilities which the Company intends to dispose of during 1997 (see Note 11). Such amounts are carried at estimated fair value less selling costs.

    GOODWILL

    The excess of the purchase price over the value of the net assets of the businesses acquired by the Company is amortized using the straight-line method over periods ranging from 15 to 22 years. The Company periodically evaluates the carrying value of goodwill in relation to the operating performance and future undiscounted cash flows of the underlying business to assess recoverability. Adjustments are made if the sum of expected future net cash flows is less than book value of goodwill and other depreciable or amortizable assets.

    ASSET IMPAIRMENT

    The carrying values of long-lived assets are reviewed if the facts and circumstances suggest that an item may be impaired. If this review indicates that a long-lived asset will not be recoverable, as determined based on the future undiscounted cash flows of the asset, the Company's carrying value of the long-lived asset is reduced to fair value.

    OTHER LONG-TERM ASSETS

    Costs incurred to obtain long-term financing are amortized using the effective interest method. Costs to initiate and implement subacute specialty units are amortized on a straight-line basis over 36 months.

    DEFERRED REVENUE

    Deferred revenue consists of patient billings recorded in advance of services rendered.

                            REGENCY HEALTH SERVICES, INC.

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    WORKERS' COMPENSATION

    The Company maintains self-insurance programs for workers' compensation for its nursing facilities in California and Ohio, pharmacy operations, home health operations and its corporate office employees. For all other operations, the Company purchases insurance for this risk. The self-insurance liability under these programs is based on claims filed and actuarial estimates of claims incurred but not reported. Differences between the amounts accrued and subsequent settlements are recorded in operations in the year of settlement.

    NET OPERATING REVENUE

    Revenues are derived from the operation of healthcare facilities, which are subject to federal and state regulation. Approximately 69.9 percent of revenues were derived from services provided under federal (Medicare) and state (Medicaid) medical assistance programs for the year ended December 31, 1996. Revenues from Medicaid are recorded at the prescribed contract rate. Revenues from Medicare are recorded based on an estimate of the Company's reimbursable cost. Limitations on Medicare and Medicaid reimbursement for healthcare services are continually proposed. Changes in applicable laws and regulations could have an adverse effect on the levels of reimbursement from governmental, private, and other sources. These revenues are based, in part, on cost reimbursement principles and are subject to audit. Provisions for estimated third-party payor settlements are provided in the period the related services are rendered. Differences between the amounts accrued and subsequent settlements are recorded in operations in the year of settlement.

    Additionally, the Company's cost of care for its Medicare patients sometimes exceeds regional reimbursement limits established by Medicare. The Company has submitted exception requests for 156 cost reports, covering all cost report periods through December 31, 1994. To date, final action has been taken by the Health Care Financing Administration ("HCFA") on 105 exception requests. The Company's final rates as approved by HCFA represent approximately 84% of the requested rates as submitted in the exception requests. During 1994, the Company recognized 50% of the 1994 estimated exception requests anticipated to be received, which represented revenues of approximately $1,550,000. Commencing January 1, 1995, the Company recognized 70% of the estimated exception requests anticipated to be received, which represents revenues of approximately $3,001,000 and $3,563,000 in 1995 and 1996, respectively. Management believes that the Company will be able to recover its excess costs under any pending exception requests or under any exception requests that may be submitted in the future, however there can be no assurance that it will be able to do so.

    STOCK BASED COMPENSATION

    Effective January 1, 1996, the Company adopted the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 requires the Company to disclose pro forma net income and earnings per share as if the fair value based accounting method of SFAS No. 123 had been used to account for stock based compensation. Those disclosures are included in Note 8.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                            REGENCY HEALTH SERVICES, INC.

2.  LONG-TERM DEBT

    Long-term debt consists of the following as of December 31, 1996 (dollars in thousands):

Senior Subordinated Notes, interest at 9.875 percent, due October
 2002. Interest is payable semi-annually on October 15 and April 15, commencing April 15, 1996; redeemable beginning
 October 15, 1999   . . . . . . . . . . . . . . . . . . . . . . . . . . $110,000
Junior Subordinated Notes, interest at 12.25 percent, due July 2003, interest payable semi-annually on January 15 and July 15, commencing
 January 1997; redeemable beginning July 15, 2000 . . . . . . . . . . .   50,000
Industrial revenue bonds ("IRBs"), interest at rates from 4.0 to
 8.25 percent, due through September 2012 in varying amounts. . . . . .    9,675
Note payable, collateralized by a deed of trust, interest at
 8.75 percent; interest and principal payable monthly through
 September 2033 . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4,697
Note payable, secured, interest at 9.0 percent, interest and principal
 payable monthly, balance due November 2013 . . . . . . . . . . . . . .    4,276
Other unsecured indebtedness, interest rates up to 13.0 percent,
 payable in varying installments through August 2017. . . . . . . . . .      646
Other secured long-term debt, interest rates up to 10.25 percent,
 payable in varying installments through August 2014. . . . . . . . . .    5,614
                                                                        --------
                                                                         184,908
Less current portion. . . . . . . . . . . . . . . . . . . . . . . . . .    2,418
                                                                        --------
                                                                        $182,490
                                                                        --------
                                                                        --------

    On June 28, 1996, the Company issued 12.25% Junior Subordinated Notes (the "Junior Subordinated Notes") in an aggregate amount of $50 million. The Junior Subordinated Notes will mature on July 15, 2003, unless previously redeemed. Net proceeds received by the Company totaled approximately $48.4 million and funded the redemption of the Company's outstanding 6.5% Convertible

                            REGENCY HEALTH SERVICES, INC.

2.  LONG-TERM DEBT (CONTINUED)

Subordinated Debentures due 2003 (the "Convertible Subordinate Debentures") on July 29, 1996. The Junior Subordinated Notes contain certain covenants, which are similar to the 9.875% Senior Subordinated Notes ("Subordinated Notes"), including limitations on the ability of the Company to, among other things, (a) incur additional indebtedness and issue redeemable preferred stock, (b) sell equity interests in subsidiaries, (c) make certain restricted payments (as defined), (d) create liens, and (e) engage in mergers, consolidations or transfers of substantially all of the assets of the Company to another party.

    Effective September 30, 1996, the Company refinanced three of its Industrial Revenue Bond Issues (IRBs) with an aggregate outstanding principal balance of $7,560,000 with three new issues of tax exempt IRBs maturing through September 2012. One of the new issues has a principal balance of $2,830,000 and bears interest at rates ranging from 4.2% to 6.0% based on the maturity dates of the individual bonds. The other two IRBs bear interest at a variable rate initially set at 4.0% which is capped at 12.0%. The refinancing resulted in an extraordinary loss on extinguishment of debt of $325,000, net of tax resulting from the write-off of unamortized underwriting costs and payment of a call premium. The IRBs are secured by irrevocable standby letters of credit issued against the Company's Amended Credit Agreement.

    On December 28, 1995 the Company entered into a revolving credit loan agreement ("Credit Agreement") with NationsBank of Texas, N.A. as agent for a group of banks, which provided up to $50 million in revolving line of credit and letters of credit. No borrowings were drawn on the Credit Agreement throughout 1996. On December 20. 1996, the Company increased the available financing to $100 million and revised certain terms and covenants through the Amended and Restated Credit Agreement ("Amended Credit Agreement"). Borrowings bear interest at either the Base Rate plus up to .50% or the Adjusted Eurodollar Rate plus .75% to 2.00%, depending on the Company's Consolidated Adjusted Leverage Ratio, all as defined in the Amended Credit Agreement. The Amended Credit Agreement has scheduled commitment reductions of $25 million each on January 2, 1999 and 2000 and expires on January 2, 2001. The Amended Credit Agreement is collateralized by accounts receivable, all of the common stock of each of the Company's subsidiaries and certain other current assets of the Company and its subsidiaries. The Amended Credit Agreement, among other things, (a) requires the Company to maintain certain financial ratios, and (b) restricts the Company's ability to incur debt and liens, make investments, pay dividends, purchase treasury stock, prepay or modify certain debt of the Company, liquidate or dispose of assets, merge with another corporation, and create or acquire subsidiaries. As of December 31, 1996, $16.2 million of standby letters of credit were issued in connection with the Company's self-insured workers' compensation programs and refinanced Industrial Revenue Bonds (discussed above) out of a total available of $35 million. On January 2, 1997 the Company borrowed $40 million under the Amended Credit Agreement.

    On October 12, 1995, the Company issued Subordinated Notes in an aggregate amount of $110 million. Net proceeds received by the Company totaled approximately $106.7 million of which approximately $31.5 million was used to repay the principal and a prepayment penalty on the Company's 8.10% Senior Secured Notes (which resulted in a loss on extinguishment of debt of approximately $1.6 million, net of tax) and $47.4 million was used for acquisitions in 1996 (see Note 10). The Subordinated Notes contain certain covenants, including limitations on the ability of the Company to, among other things, (a) incur additional indebtedness and issue preferred stock, (b) sell equity interests in subsidiaries, (c) make certain restricted payments (as defined), (d) create liens, and (e) engage in mergers, consolidations or the transfer of substantially all of the assets of the Company to another party.

                            REGENCY HEALTH SERVICES, INC.

2.  LONG-TERM DEBT (CONTINUED)

    On July 29, 1996, the Company completed the redemption of all $48.9 million of its outstanding Convertible Subordinated Debentures for cash at such amount from the proceeds of the Junior Subordinated Notes and available cash. The redemption reduces fully diluted shares by 3.9 million and produces an extraordinary loss on extinguishment of debt of $868,000, net of tax, resulting from the write-off of unamortized underwriting costs.

    Each of the mortgage notes and certain IRBs are secured by a first deed of trust on the related facility. Certain IRBs require the maintenance of debt service reserves funds and all of the IRBs contain affirmative and negative covenants.

    Principal maturities on long-term debt are as follows (in thousands):

         YEAR ENDING DECEMBER 31.
         ------------------------
         1997. . . . . . . . . . . . . . . . . . . . . . .   $  2,418
         1998. . . . . . . . . . . . . . . . . . . . . . .      3,079
         1999. . . . . . . . . . . . . . . . . . . . . . .        497
         2000. . . . . . . . . . . . . . . . . . . . . . .        505
         2001. . . . . . . . . . . . . . . . . . . . . . .        802
         Thereafter. . . . . . . . . . . . . . . . . . . .    177,607
                                                             --------
             Total . . . . . . . . . . . . . . . . . . . .   $184,908
                                                             --------
                                                             --------

3.  INCOME TAXES
    The Company and its subsidiaries file consolidated federal and state income tax returns and account for income taxes under the provisions of SFAS No. 109.

    As a result of the Care bankruptcy proceedings, a "change in ownership" occurred. Prior to the Merger, the Company had substantial net operating loss carryforwards for tax purposes ("Tax NOL") and income tax credit carryforwards. In March 1994, the Internal Revenue Service ("IRS") issued final regulations relative to Tax NOL utilization when a "change in ownership" occurs in bankruptcy proceedings. These regulations reduced the aggregate Tax NOL available to the Company but did not limit its annual use.

    As a result of the Merger, another "change in ownership" occurred and the Company's Tax NOL and credit carryforward utilization became subject to a combined annual limitation of approximately $7.9 million (on a pre-tax basis) in periods after the Merger.

    After considering the adjustments resulting from the IRS examination for the years 1987 through 1990, the Company has a federal Tax NOL of $2,929,000 and income tax credit carryforwards of $5,503,000 available for use at December 31, 1996. As a result of Fresh Start Reporting, the tax benefits realized from the pre-bankruptcy Tax NOL and income tax credit carryforwards are recorded as an increase in additional paid-in capital and are not recorded in the statement of operations.

                            REGENCY HEALTH SERVICES, INC.

3.  INCOME TAXES (CONTINUED)

    The provision for income taxes is as follows for the year ended December 31, 1996 (in thousands):

         Current provision:
              Federal. . . . . . . . . . . . . . . . . . .        $4,950
              State. . . . . . . . . . . . . . . . . . . .         1,315
                                                                  ------
                                                                   6,265

         Deferred provision:
              Federal. . . . . . . . . . . . . . . . . . .        (3,797)
              State. . . . . . . . . . . . . . . . . . . .          (670)
                                                                  ------
                                                                  (4,467)
         Charge in lieu of income taxes. . . . . . . . . .         2,814
                                                                  ------
                                                                  $4,612
                                                                  ------
                                                                  ------

    A reconciliation of the federal statutory income tax rate with the Company's effective tax rate for the year ended December 31, 1996 follows:

         Federal statutory rate. . . . . . . . . . . . . .         34.0%
         State income taxes, net of federal benefit. . . .          6.0
         Goodwill amortization . . . . . . . . . . . . . .          3.1
         Other, net. . . . . . . . . . . . . . . . . . . .         (1.2)
                                                                  ------
                                                                   41.9%
                                                                  ------
                                                                  ------

                            REGENCY HEALTH SERVICES, INC.

3.  INCOME TAXES (CONTINUED)

    Deferred income taxes arise from temporary differences in the recognition of certain expenses for financial and tax reporting purposes. The following is a summary of these differences and the tax effect of each as of December 31, 1996 (in thousands):

         Deferred income tax assets:
              Allowance for doubtful accounts...................     $   1,057
              Net operating loss carryforward...................           996
              Loss contingencies and legal settlements..........           416
              Workers' compensation claims......................         5,370
              Covenant not to compete...........................           901
              Disposition of assets charges.....................         4,166
              Other reserves....................................         3,389
              Credit carryforwards..............................         5,519
              Other.............................................           243
              Valuation allowance...............................        (5,207)
                                                                     ----------
         Total deferred income tax assets.......................        16,850
                                                                     ----------
         Deferred income tax liabilities:
              Depreciation......................................        (9,417)
              Other.............................................        (5,553)
                                                                     ----------
         Total deferred income tax liabilities..................       (14,970)
                                                                     ----------
         Net deferred income tax asset..........................     $   1,880
                                                                     ----------
                                                                     ----------

    The valuation allowance primarily relates to the net operating loss and income tax credit carryforwards of the Company for periods prior to its emergence from bankruptcy. If and when such carryforwards are realized, the offset will be to additional paid-in capital not to the provision for income taxes.

4.  DEFERRED RENT

    Several of the Company's facilities and a home health office are leased under long-term operating leases that specify scheduled rent increases over the lease terms. Deferred rent of approximately $986,000, at December 31, 1996, has been established to recognize the difference between the rent expense paid and the straight-line recognition of minimum rental expense and is classified in other liabilities and noncurrent reserves.

5.  COMMITMENTS AND CONTINGENCIES

    LETTERS OF CREDIT

    The Company is contingently liable under letters of credit related to deposit requirements on its self-insured workers' compensation plans and the IRBs discussed in Note 2. State regulations require the maintenance of deposits at specified percentages of estimated future workers' compensation claim payments that can be satisfied through a combination of cash deposits, surety bonds and letters of credit. The total amount of letters of credit outstanding at December 31, 1996, was $16,202,000.

                            REGENCY HEALTH SERVICES, INC.

5.  COMMITMENTS AND CONTINGENCIES (CONTINUED)

    LEASES

    The Company leases certain facilities and offices under cancelable and noncancelable agreements expiring at various dates through 2047. The leases are generally triple-net leases and provide for the Company's payment of property taxes, insurance, and repairs. Certain leases contain renewal options and rent escalation clauses. Rent escalation clauses require either fixed increases or increases tied to the Consumer Price Index ("CPI"). Six leases include purchase options at fixed or market prices at various dates.

    Future minimum lease payments for operating leases at December 31, 1996 are as follows (in thousands):

         YEAR ENDING DECEMBER 31,
         ------------------------
         1997..................................  $  24,402
         1998..................................     23,005
         1999..................................     22,358
         2000..................................     21,460
         2001..................................     20,127
         Thereafter............................    110,805
                                                 ---------
                                                 $ 222,157
                                                 ---------
                                                 ---------

    GUARANTEE OF LEASES

    The Company is contingently liable for certain operating leases assumed by the purchasers of the Company's leasehold interests in facilities. With the exception of a single facility re-entered on October 1, 1994, following the filing of bankruptcy by the Company's sublessee, which has been operated by the Company since November 1, 1994, the Company is not aware of any failure on the part of these purchasers to meet the terms of their obligations, and does not anticipate any expenditures to be incurred in connection with its guarantees. If a default were to occur, the Company generally would be able to assume operations of the facility and use the net revenues thereof to defray the Company's expenditures on these guarantees.

    The following is a schedule of future minimum lease payments at December 31, 1996 for the operating leases for which the Company is contingently liable (in thousands):

         YEAR ENDING DECEMBER 31,
         -----------------------
         1997..................................  $  3,165
         1998..................................     1,125
         1999..................................     1,128
         2000..................................     1,136
         2001..................................     1,023
         Thereafter............................     4,617
                                                 --------
                                                 $ 12,194
                                                 --------
                                                 --------

    LITIGATION

    The Company is subject to claims and legal actions by patients and others in the ordinary course of its business. The Company has insurance policies related to patient care claims and legal actions. In

                            REGENCY HEALTH SERVICES, INC.

5.  COMMITMENTS AND CONTINGENCIES (CONTINUED)

the event judgments were awarded for non-patient care legal actions or in excess of the insurance coverage for patient care legal actions, the burden would fall on the Company. The Company does not expect that the ultimate outcome of an unfavorable judgment in any pending legal matters would result in a material adverse effect on the Company's consolidated financial position or results of operations.

    EMPLOYMENT AGREEMENTS

    At December 31, 1996, the Company had employment agreements with its president, and certain executive and senior vice presidents, which provide for annual base salaries in the aggregate of $1,212,000. The agreements expire at various dates through 1999.

    INSURANCE

    The Company maintains general and professional liability insurance on a claims made basis, subject to a $100,000 self-insurance retention. In addition, all-risk property insurance, including earthquake and flood, is maintained for all Company locations.

    The Company estimates its liability under the above described programs, including potential legal fees and settlement amounts, with respect to incurred but not reported claims on a monthly basis, based upon its historical experience.

6.  RELATED PARTY TRANSACTIONS

    In February 1988, the Company entered into a 20-year lease with three five-year option periods for its Heritage (Torrance) facility that is owned by a former director of the Company. The lease provides for monthly payments, currently $35,000, which are adjusted annually based on the CPI. Lease expense for the year ended December 31, 1996, was approximately $419,000.

    In June 1990, the Company entered into a ten year lease with four five-year option periods for its Glendora facility that is directly owned by one former director and indirectly owned by another director. The lease provides for equal monthly payments for three years, after which the monthly payment is adjusted annually based on increases in the CPI. Lease expense for the year ended December 31, 1996, was approximately $446,000.

    The Company leases from Newport Harbor Investments Limited, Inc. ("Newport Harbor"), a corporation wholly-owned by a former director of the Company, two nursing facilities located in Beaumont and Riverside, California. The leases provide for monthly rent payments of $7,083 and $5,142, respectively, subject to periodic adjustments based on certain increases in the CPI or Medi-Cal reimbursement rates. The Riverside facility lease contains an option to purchase the facility for $675,000, subject to adjustment based on increases in the CPI from March 1992. In 1992, the Company paid Newport Harbor $120,000 as consideration for the extension of the purchase option on the Riverside facility for a five-year period. During 1996 the Company exercised the option and acquired the facility for approximately $700,000, net of the consideration already paid. Lease expense paid by the Company for the year ended December 31, 1996, was approximately $133,000.

                            REGENCY HEALTH SERVICES, INC.

7.  INCOME PER SHARE

    For the year ended December 31, 1996, income per share was calculated based on the weighted average number of common and common equivalent shares outstanding during the period of 16,476,000. Fully diluted income per share for the year ended December 31, 1996 is not presented because the effect of the assumed conversion of the Convertible Subordinated Debentures was anti-dilutive.

8.  STOCK OPTIONS

    Pursuant to the acquisition of Care, Care became a wholly owned subsidiary of Regency. Stockholders of Care received 0.71 of a share of Regency common stock for each share of Care common stock outstanding. Pursuant to the Merger, Regency's stock option plan was amended to increase the number of shares of Regency common stock available for grant to 1,937,991 shares. This amount does not include the assumption of the Care stock option plan or share appreciation rights plan.

    The Company has a Director Stock Plan whereby each non-employee director of the Company receives on July 1 of each year 2,000 restricted shares of Company Common Stock and options to purchase an additional 6,000 shares of Company Common Stock. The period of restriction for each award of shares of restricted stock expires on the last to occur of: the end of the six month period following the grant date; participant's direct or indirect pecuniary ownership of shares not subject to restrictions for at least 12 months, provided that the restrictions shall lapse with respect to one restricted share granted for every two shares of unrestricted shares; and participants attendance at 75% of the scheduled board meetings during the 12 month period immediately preceding the grant date. Any shares which remain restricted when a director's service on the Company's Board terminates, will be forfeited. The stock options are granted at fair market value on the date of grant and the participants are entitled to exercise such options beginning six months and one day after grant and ending ten years after grant. During the year ended December 31, 1996, the Company awarded 12,000 shares of restricted stock. At December 31, 1996 restrictions remained on 12,000 shares of stock. In January 1997, the period of restriction lapsed on 12,000 shares.

                            REGENCY HEALTH SERVICES, INC.

8.  STOCK OPTIONS (CONTINUED)

    The following is a summary of options granted pursuant to Regency's
Employee and Director stock option plans during the year ended December 31, 1996 (such amounts do not include restricted stock awards):


                                                              WEIGHTED
                                                              AVERAGE
                                                              EXERCISE
                                                SHARES         PRICE
                                              ---------      ---------
Options outstanding at the
 beginning of the year . . . . . . . .       1,226,214         $11.94
Granted. . . . . . . . . . . . . . . .         911,000          10.34
Exercised. . . . . . . . . . . . . . .         (99,491)          4.28
Canceled . . . . . . . . . . . . . . .        (288,612)         13.28
                                              ---------      ---------
                                              ---------      ---------

Options outstanding at the end of
 the year. . . . . . . . . . . . . . .       1,749,111         $11.32
                                              ---------      ---------
                                              ---------      ---------

Options Exercisable. . . . . . . . . .         493,008
                                              ---------
                                              ---------

    During 1996, no compensation cost was recognized related to the above stock options. The following outlines the significant assumptions used to calculate the fair value information presented utilizing the Black-Scholes Single Option approach with ratable amortization.

    Risk-free interest rate. . . . . . . . . . . . . . . . . . . . .    5.90%
    Expected life. . . . . . . . . . . . . . . . . . . . . . . . . .    7.65
    Expected volatility. . . . . . . . . . . . . . . . . . . . . . .      41%
    Expected dividends . . . . . . . . . . . . . . . . . . . . . . .      --
    Weighted average grant date fair value of options granted. . . .   $5.61

A detail of the options outstanding and exercisable as of December 31, 1996 is presented below:


                            OPTIONS OUTSTANDING                             OPTIONS EXERCISABLE
     ---------------------------------------------------------------     -------------------------
                                              WEIGHTED
                                               AVERAGE      WEIGHTED                     WEIGHTED
                                              REMAINING     AVERAGE                      AVERAGE
         RANGE OF              NUMBER        CONTRACTUAL    EXERCISE       NUMBER        EXERCISE
      EXERCISE PRICES        OUTSTANDING    LIFE IN YEARS    PRICE       EXERCISABLE      PRICE
     -----------------       -----------    -------------   --------     -----------     --------
     $ 3.17 - $ 6.98             105,561          .84         $ 3.95        100,235       $ 3.94
       9.15 -  10.75             821,112         8.83          10.04         86,796        10.15
      11.00 -  12.88             389,000         8.72          11.69         71,250        11.68
      15.00 -  15.38             433,438         7.34          15.22        234,727        15.21
     -----------------         ---------         ----         ------        -------       ------
     $ 3.17 - $15.38           1,749,111         7.96         $11.32        493,008       $11.52
     -----------------         ---------         ----         ------        -------       ------
     -----------------         ---------         ----         ------        -------       ------


                            REGENCY HEALTH SERVICES, INC.

8.  STOCK OPTIONS

    As the Company has adopted the disclosure requirement of SFAS No. 123, the following table shows pro forma net income and earnings per share as if the fair value based accounting method had been used to account for stock-based compensation cost for the year ended December 31, 1996 (In thousands, except earnings per share).



         Net income as reported.................................     $5,206
         Pro forma compensation expense.........................       (774)
                                                                     ------
                                                                     ------
         Pro forma net income...................................     $4,432
                                                                     ------
                                                                     ------
         Pro forma earnings per share...........................     $  .27
                                                                     ------
                                                                     ------


    The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future amounts. At December 31, 1996, 2,123,897 shares of common stock have been reserved for issuance under the Company's stock option plans.

                            REGENCY HEALTH SERVICES, INC.

9.  RETIREMENT SAVINGS PLAN

    Regency sponsors an employee retirement savings plan under Section 401(k) of the Internal Revenue Code. All employees who are regularly scheduled to work 20 hours or more per week, and complete 90 days of service are eligible to participate. Participants can contribute, on a pre-tax basis, up to 15% of their earnings to the plan (subject to certain limitations), for which the Company matched 15% of the first 3% of contributions made for persons with less than three years of service and 25% of the first 5% for all others. The Company's contributions are subject to a four-year vesting period. Matching contributions made by the Company for the year ended December 31, 1996 were approximately $697,000.

10. ACQUISITIONS

    Effective January 2, 1996, the Company completed the acquisition of the assets of Assist-A-Care, a pharmacy located in San Diego, California. The purchase price was $5.8 million, composed of $3.2 million cash and a $2.6 million note payable.

                            REGENCY HEALTH SERVICES, INC.

10. ACQUISITIONS (CONTINUED)

    Effective February 1, 1996, the Company acquired leasehold interests in 18 health care facilities in Tennessee and North Carolina with 2,375 beds from Liberty Healthcare Limited Partnership ("Liberty") through an asset purchase for $39.3 million cash and a note payable for $2.2 million. The Company also acquired Executive Pharmacy (consisting of one pharmacy in North Carolina and one in Tennessee) with a $763,000 note payable and an enteral feeding business for $1.5 million cash from businesses affiliated with Liberty. In addition, the Company paid $400,000 cash for the inventory of Liberty. A portion of the purchase was funded with notes payable, which may be reduced as a result of certain seller liabilities and audit adjustments. Escrow accounts established at the time of purchase were funded with $2.96 million for payment on the notes payable and are included in other assets on the accompanying consolidated balance sheet as of December 31, 1996.

    On April 1, 1996, the Company completed the acquisition of the assets of Buena Vista Nursing Center ("Buena Vista"), a health care facility with 64 skilled nursing beds and 22 assisted living beds, located in Lexington, North Carolina. The purchase price was $2.875 million, consisting of $2.675 million in cash and a $200,000 note payable. Payment of the note is dependent upon Buena Vista attaining certain financial targets.

    On July 6, 1995, the Company acquired all of the stock of SCRS & Communicology, Inc. ("SCRS") for a total purchase price of $13.5 million, of which $3.4 million is represented by a promissory note which was paid in January 1996. SCRS provides contract rehabilitation services to Company operated and third party healthcare facilities.

    All acquisitions during 1996 were accounted for under the purchase method of accounting.

    The following unaudited pro forma condensed consolidated statement of earnings present the summarized consolidated results of operations of the Company after giving effect to the acquisitions of Liberty and Liberty-affiliated businesses for the year ended December 31, 1996, as if such acquisitions had been consummated on January 1, 1996 (in thousands, except per share data):

                                                                   (Unaudited)
         Net operating revenue..................................     $564,856
         Total costs and expenses...............................      553,264
                                                                     ---------
         Income before provision for income taxes...............       11,592
         Provision for income taxes.............................        4,856
                                                                     ---------
         Net income before extraordinary item ..................     $  6,736
                                                                     ---------
                                                                     ---------
         Income before extraordinary item per common share......     $   0.41
                                                                     ---------
                                                                     ---------

    The pro forma results are presented for informational purposes only and are not necessarily indicative of what results of operations actually would have been had such acquisitions been consummated at the beginning of such period or of future operations or results. The effect of the other acquisitions is immaterial.

11. RESTRUCTURING AND OTHER NON-RECURRING CHARGES

    During 1996 the Company developed a comprehensive strategic plan impacting all of its operating divisions. In connection with this strategic plan the Company has undertaken initiatives designed to reengineer the operating model through which it manages its business. This reengineering effort is focused on identifying and implementing the most effective and efficient model for managing the delivery of products and services to the Company's patients on a local market basis. The

                            REGENCY HEALTH SERVICES, INC.

11. RESTRUCTURING AND OTHER NON-RECURRING CHARGES (CONTINUED)

plan includes consolidating and automating the Pharmacy operations, consolidating the Home Health operations, automating and streamlining certain functions in the nursing center operations, and streamlining the corporate support structure. Through this process the Company identified approximately 350 non-direct patient care positions across all divisions, including the Corporate Office, which will be eliminated. Of the positions identified, approximately 30 were eliminated during 1996. The Company began the implementation phase of this plan during the fourth quarter of 1996.

    Additionally, the Company has identified the implementation of significant management information system (MIS) enhancements as a critical component of its overall strategic plan. Implementing these MIS initiatives will be an integral part of the realization of an effective and efficient management model, through which the Company can monitor its patients, from both a cost and a clinical perspective, seamlessly throughout the continuum of care and across all divisions of the Company. Furthermore, these MIS initiatives will provide management with complete patient information within each local market, which is vital in the managed care environment of today and in the future. This implementation is expected to continue during 1997 and into 1998. Several of the Company's current management information systems will be replaced in connection with the MIS initiatives. The Company has also identified certain impaired property and equipment and intangible assets and future contractual obligations that will have no value to the Company under the new operating model due to obsolescence, consolidation of locations, and streamlining of processes. Accordingly, the Company has written off certain long-term assets and accrued certain obligations related to leases.

    The Company has evaluated the reserve established in 1995 for the disposition of 13 facilities located in California discussed below and allowances established for certain notes and other non-patient receivables. Based on the actual sale of six of the 13 facilities, and the estimated sales prices for the remaining seven facilities, the Company has reduced the reserve for the disposition of 13 facilities of December 31, 1996. Earnings before income taxes for the remaining seven facilities were $940,000 for the year ended December 31, 1996. In addition, an allowance was established for certain notes and non-patient receivables that arose in prior years, which were not collected as anticipated by the Company and certain long-term assets were written down to net realizable value.

    The following summarizes the impact of the above items on the Company's results of operations for 1996:


                                                      RESTRUCTURING  NON-RECURRING     TOTAL
                                                      -------------  -------------  ------------
         MIS and other property and
           equipment written off.................     $ 2,057,000    $ 2,320,000    $ 4,377,000
         Goodwill and other assets written off...       2,300,000      1,255,000      3,555,000
         Future lease and other obligations......         325,000      1,891,000      2,216,000
         Severance (including $711,000 paid
           during 1996)..........................       1,377,000        --           1,377,000
         Allowance for notes and other
           receivables...........................         --           1,010,000      1,010,000
         Reengineering costs incurred............         511,000        --             511,000
         Reduction of reserve for assets
           held for sale.........................         --          (1,763,000)    (1,763,000)
                                                      -------------  -------------  ------------
                                                      $ 6,570,000    $ 4,713,000    $11,283,000
                                                      -------------  -------------  ------------
                                                      -------------  -------------  ------------


                            REGENCY HEALTH SERVICES, INC.

11. RESTRUCTURING AND OTHER NON-RECURRING CHARGES (CONTINUED)

    In 1995, the Company determined to dispose of 13 facilities located in California. In addition, during 1995 the Company completed the disposition of duplicate facilities identified during 1994 as part of the merger and restructuring costs, the Simi Valley healthcare facility damaged in the Southern California (Northridge) earthquake and one other facility, and exchanged leasehold interests in three nursing centers in New Mexico for leasehold interest in four nursing centers in Ohio. These transactions resulted in a net charge of $9,000,000 during 1995. This charge was based upon management's best estimates of the amounts expected to be realized on the disposition of those facilities with carrying amounts in excess of estimated fair value less selling costs.

12. FAIR VALUE OF FINANCIAL INSTRUMENTS

    The estimated fair values of the Company's financial instruments at December 31, 1996 are as follows (in thousands):

                                                  CARRYING AMOUNT  FAIR VALUE
                                                  ---------------  ----------
    Cash and cash equivalents....................    $   22,875    $   22,875
                                                     ----------    ----------
                                                     ----------    ----------
    Mortgage notes receivable....................    $    1,937    $    1,937
                                                     ----------    ----------
                                                     ----------    ----------
    Long-term debt, including current portion....    $  184,908    $  190,139
                                                     ----------    ----------
                                                     ----------    ----------

    The carrying amount approximates fair value for cash and cash equivalents because of the short maturity of these instruments. The fair value of mortgage notes receivable was estimated based on the present value of future cash flows using current rates the Company could obtain on notes with similar characteristics and maturities. The fair value for the Company's long-term debt was estimated based on the quoted market prices for the same or similar issues or on the present value of future cash flows using current rates the Company could obtain on debt with similar characteristics and maturities.

13. SUBSEQUENT EVENTS

    Effective January 1, 1997, the Company acquired four acute rehabilitation hospitals, eleven outpatient rehabilitation clinics and six neurological treatment centers from Horizon/CMS Healthcare Corporation ("CMS"). The purchase price was $43.0 million, made up of a cash payment of $36.3 million and notes payable totaling $6.7 million.

                            REGENCY HEALTH SERVICES, INC.

14. QUARTERLY FINANCIAL DATA (UNAUDITED):


                                                       YEAR ENDED DECEMBER 31, 1996
                                             -------------------------------------------------------
                                               FIRST     SECOND      THIRD      FOURTH
                                              QUARTER    QUARTER    QUARTER     QUARTER     TOTAL
                                             ---------  ---------  ---------   ---------  ---------
                                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Net operating revenue                        $ 129,963  $ 137,632  $ 144,103   $ 146,352  $ 558,050
                                             ---------  ---------  ---------   ---------  ---------
                                             ---------  ---------  ---------   ---------  ---------
Income (loss) before extraordinary item      $   2,737  $   3,065  $   3,641   $ (3.044)  $   6,399
                                             ---------  ---------  ---------   ---------  ---------
                                             ---------  ---------  ---------   ---------  ---------
Net income (loss)                            $   2,737  $   3,065  $   2,448   $ (3,044)  $   5,206
                                             ---------  ---------  ---------   ---------  ---------
                                             ---------  ---------  ---------   ---------  ---------
Income (loss) per share -- Primary:
 Income (loss) before extraordinary
  item                                       $     .16  $     .19  $     .22   $    (.19) $     .39
                                             ---------  ---------  ---------   ---------  ---------
                                             ---------  ---------  ---------   ---------  ---------
 Net income (loss)                           $     .16  $     .19  $     .15   $    (.19) $     .32
                                             ---------  ---------  ---------   ---------  ---------
                                             ---------  ---------  ---------   ---------  ---------
Income (loss) per share -- Fully Diluted:
 Income (loss) before extraordinary
  item                                       $     .16  $     .18  $     .22   $    (.19) $     .39
                                             ---------  ---------  ---------   ---------  ---------
                                             ---------  ---------  ---------   ---------  ---------
Net income (loss)                            $     .16  $     .18  $     .15   $    (.19) $     .32
                                             ---------  ---------  ---------   ---------  ---------
                                             ---------  ---------  ---------   ---------  ---------




    Effective January 2, 1996, the Company completed the acquisition of the assets of Assist-A-Care, a pharmacy located in San Diego, California. The purchase price was $5.8 million, composed of $3.2 million in cash and a $2.6 million note payable.

    Effective February 1, 1996, the Company acquired leasehold interests in 18 health care facilities in Tennessee and North Carolina with 2,375 beds from Liberty Healthcare Limited Partnership ("Liberty") through an asset purchase for $39.3 million cash and a note payable for $2.2 million. The Company also acquired Executive Pharmacy (consisting of one pharmacy in North Carolina and one in Tennessee) with a $763,000 note payable and an enteral feeding business for $1.5 million cash from businesses affiliated with Liberty. In addition, the Company paid $400,000 cash for the inventory of Liberty.

    On April 1, 1996, the Company completed the acquisition of the assets of Buena Vista Nursing Center in Lexington, North Carolina. The purchase price was $2.875 million, consisting of $2.675 million in cash and a note payable for $200,000.

    On July 29, 1996, the Company completed the redemption of all $48.9 million of its outstanding Convertible Subordinated Debentures for cash at such amount. The redemption reduces fully diluted shares by $3.9 million shares and results in an extraordinary loss on extinguishment of debt of $868,000, net of tax, resulting from the write-off of unamortized underwriting costs.

    Effective September 30, 1996, the Company refinanced three of its IRBs with an aggregate outstanding principal balance of $7,560,000 with three new issues of tax exempt IRBs. The refinancing resulted in an extraordinary loss on extinguishment of debt of $325,000, net of tax, resulting from the write-off of unamortized underwriting costs and a call premium paid.

    (b)  Pro Forma Financial Information

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

    The following Unaudited Pro Forma Combined Balance Sheet as of September 30, 1997 and the Unaudited Pro Forma Combined Statements of Earnings for the nine months ended September 30, 1997 and the year ended December 31, 1996 give effect to the acquisition of Regency by the registrant (the "Regency Acquisition") as if the Regency Acquisition had occurred on September 30, 1997 for the Unaudited Pro Forma Combined Balance Sheet and January 1, 1996 for the Unaudited Pro Forma Combined Statements of Earnings.

    The pro forma adjustments are based upon currently available information and upon certain assumptions that Sun's management believes are reasonable. Sun accounted for the Regency Acquisition as a purchase of Regency by Sun. Regency's assets and liabilities were recorded at their initial estimated fair market values as of the date of the Regency Acquisition.

    The adjustments included in the Unaudited Pro Forma Combined Financial Statements represent Sun's preliminary determination of these adjustments based upon available information. There can be no assurance that the actual adjustments will not differ significantly from the pro forma adjustments reflected in the Unaudited Pro Forma Combined Financial Statements.

    The Unaudited Pro Forma Combined Financial Statements are not necessarily indicative of the financial position or either future results of operations or results that might have been achieved if the foregoing transaction had been consummated as of the indicated dates. The Unaudited Pro Forma Combined Financial Statements should be read in conjunction with the historical consolidated financial statements of Sun and Regency, together with the related notes thereto.

    The Unaudited Pro Forma Combined Statements of Earnings do not reflect the integration costs related to the Regency Acquisition or the benefits or cost savings anticipated to result from the Regency Acquisition.

                SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES AND
                 REGENCY HEALTH SERVICES, INC. AND SUBSIDIARIES

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1997
                                 (IN THOUSANDS)

                                                                                                REGENCY         SUN &
                                                                                              ACQUISITION      REGENCY
                                                                           SUN      REGENCY   ADJUSTMENTS     COMBINED
                                                                        ---------  ---------  -----------    ----------
Cash and cash equivalents.............................................  $   2,418  $  18,435      --         $   20,853
Restricted cash.......................................................      1,666      7,166      --              8,832
Accounts receivable, net..............................................    379,011     93,187      --            472,198

Other receivables.....................................................     17,844      1,528      --             19,372
Prepaids and other assets.............................................     28,984     16,261      --             45,245
Deferred tax asset....................................................        331      6,897      --              7,228
                                                                        ---------  ---------  -----------     ---------
    Total current assets..............................................    430,254    143,474      --            573,728
                                                                        ---------  ---------  -----------     ---------
Property & equipment, net.............................................    546,456    171,393     (23,126)(a)    694,723
Goodwill, net.........................................................    566,367     62,665     415,752 (b)    982,119
                                                                                                 (62,665)(b)
Other assets, net.....................................................    168,649     26,711     (19,180)(c)    195,066
                                                                                                  27,000 (d)
                                                                                                  (3,559)(e)
                                                                                                  (4,555)(f)
Deferred tax asset....................................................        702     --          25,122 (g)     25,824

                                                                        ---------  ---------  -----------     ---------
    Total assets......................................................  $1,712,428 $ 404,243   $ 354,789     $2,471,460
                                                                        ---------  ---------  -----------     ---------
                                                                        ---------  ---------  -----------     ---------
Current portion of long-term debt.....................................  $  42,180  $   5,389      --         $   47,569
Accounts payable and
  accrued expenses....................................................    152,030     83,367      (1,388)(e)    261,511
                                                                                                  10,532 (h)
                                                                                                  22,129 (f)
                                                                                                   1,471 (i)
                                                                                                  (8,806)(f)
                                                                                                   2,176 (i)
                                                                        ---------  ---------  -----------     ---------
    Total current liabilities.........................................    194,210     88,756      26,114        309,080
                                                                        ---------  ---------  -----------     ---------
Long-term debt, net of current portion................................    861,245    223,765     556,565      1,493,938
                                                                                                (147,637)(d)

Other long-term liabilities...........................................     12,994     10,848      12,294 (k)     36,136
Deferred income taxes.................................................     11,799      2,439      --             14,238
                                                                        ---------  ---------  -----------     ---------
    Total liabilities.................................................  1,080,248    325,808     447,336      1,853,392
                                                                        ---------  ---------  -----------     ---------
    Minority interest.................................................      2,328     --          --              2,328
Redeemable convertible
  preferred stock.....................................................     --         --          --              --
Preferred stock.......................................................     --         --          --              --
Common stock..........................................................        516        169        (169)(l)        516
Additional paid-in-capital............................................    639,687     53,471     (53,471)(l)    639,687
Retained earnings.....................................................     75,492     24,795     (18,858)(l)     61,380
                                                                                                 (17,878)(f)
                                                                                                  (2,171)(e)
Cumulative translation adjustment.....................................       (444)    --          --               (444)
                                                                        ---------  ---------  -----------     ---------
                                                                          715,251     78,435     (92,547)       701,139
                                                                        ---------  ---------  -----------     ---------

Less:
  Unearned compensation...............................................     14,816     --          --             14,816
  Common stock held in treasury, at cost..............................     25,574     --          --             25,574
  Employee benefit trust,
    at market.........................................................     45,009     --          --             45,009
                                                                        ---------  ---------  ----------     ----------
    Total stockholders' equity........................................    629,852     78,435     (92,547)       615,740
                                                                        ---------  ---------  -----------     ---------
    Total liabilities and stockholders' equity........................  $1,712,428 $ 404,243   $ 354,789     $2,471,460
                                                                        ---------  ---------  -----------     ---------
                                                                        ---------  ---------  -----------     ---------

The accompanying notes are an integral part of this unaudited pro forma combined balance sheet

             SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES AND
             REGENCY HEALTH SERVICES, INC. AND SUBSIDIARIES
            NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET

The immediately preceding unaudited pro forma combined balance sheet as of September 30, 1997 gives effect to the Regency Acquisition as if it had occurred on September 30, 1997. In connection with the Regency Acquisition, Sun replaced its existing credit facility (the ""Old Credit Facility'') with a $1.2 billion credit facility (the ""New Credit Facility'').

(a) Reflects the write-down to fair market value of certain Regency property and equipment due to the closure of Regency's corporate office, the closure of certain Regency pharmacy facilities and the sale of certain former Regency facilities. The reduction to Regency's historical value was recorded for the following asset groups: $9,607,000 to buildings; $7,325,000 to equipment; and $6,194,000 to construction in progress.

(b) The following table details the allocation of the Regency purchase price:


      Regency purchase price                                 $  367,260,000
      Acquisition costs                                          14,668,000
                                                             --------------
           Adjusted purchase price                              381,928,000

      Less: Regency historical net book value excluding
        goodwill, net of $62,665,000                             13,359,000
                                                             --------------

           Excess to be allocated                            $  368,569,000
                                                             --------------
                                                             --------------

      Allocation of excess purchase price:

            Write-off of certain Regency historical
                intangible assets (see (c))                 $   (19,180,000)
            Involuntary employee termination
                benefits (see (h))                              (10,532,000)
            Leasehold interest valuation (see (k))              (12,294,000)
            Write down of certain Regency assets
                to fair market value (see (a))                  (23,126,000)
            Lease termination fees and reserve for
                future minimum lease payments (see (i))          (1,471,000)
            Other                                                (2,176,000)
            Deferred tax assets resulting from
                adjustments made above                           25,122,000
            Goodwill                                            412,226,000

                                                              --------------
           Excess to be allocated                            $  368,569,000
                                                              --------------
                                                              --------------

    The allocation of the purchase price of Regency is preliminary and will be finalized upon completion of asset valuations. In addition, Sun is still evaluating certain obligations of Regency prior to the acquisition and further adjustments to the preliminary purchase price may result. Based on analysis performed to date, Sun does not expect that the finalization of the purchase price allocation will result in a material adjustment to its financial position. Sun is continuing to analyze the balance sheet of Regency as of September 30, 1997. Certain adjustments may be recorded to properly state the net assets acquired in the Regency Acquisition. Sun does not expect that the impact of any future adjustments to Regency's September 30, 1997 balance sheet will be significant to its financial position, although such adjustments may be significant to Regency's results of operations for the nine months ended September 30, 1997.

    The goodwill will be amortized using the straight-line method over a period of 40 years. Regency's historical goodwill at September 30, 1997 was $71,573,000. Regency assigned useful lives ranging from 15 to 22 years to its goodwill.

(c) Represents the write-down to fair market value of leasehold interests, covenants-not-to-compete, deferred financing costs and other intangible assets in connection with the Regency purchase price allocation. Regency's historical balance sheet included these intangible assets which were determined by Sun to provide no future benefit and therefore were written-off in the purchase price allocation.

(d) In connection with the Regency Acquisition, the following amounts were paid out through borrowings under the New Credit Facility:


    Regency purchase price                                $  367,260,000
    Retire Sun Old Credit Facility                           108,637,000
    Retire Regency revolving credit facility                  39,000,000
    Payment of New Credit Facility Committment fee            27,000,000
    Payment of Regency acuisition costs                       14,668,000
                                                         ----------------
    Borrowings under the New Credit Facility              $  556,565,000
                                                         ----------------
                                                         ----------------



(e) Represents the write-off of Sun's deferred financing costs related to the Old Credit Facility. In connection with the write-off of such debt issuance costs, Sun expects to record an extraordinary charge in the fourth quarter of 1997 of approximately $2,171,000, which is net of related income tax benefits of $1,388,000.

(f) Sun retired the following indebtedness of Regency on October 9, 1997:


      Senior Subordinated Notes, interest at 9.875%, due October 2002
        ("Senior Notes")................................................     $110,000,000
      Junior Subordinated Notes, interest at 12.25%, due July 2003
        ("Junior Notes")................................................       50,000,000
                                                                             ------------
        Subtotal.......................................................      $160,000,000
                                                                             ------------
                                                                             ------------

     The transaction resulted in an extraordinary loss, net of income tax benefit, of $17,878,000. This extraordinary loss was calculated as follows:


      Prepayment premiums................................................     $21,122,000
      Unamortized deferred financing costs...............................       4,555,000
      Transaction costs..................................................       1,007,000
                                                                             ------------
                                                                               26,684,000
        Income tax benefit...............................................       8,806,000
                                                                             ------------
                                                                              $17,878,000
                                                                             ------------
                                                                             ------------

(g) Represents the deferred tax asset generated by the write-off of certain of Regency's fixed and intangible assets. Sun believes that this deferred tax asset is fully realizable.


(h) Represents the involuntary employee termination benefits to be paid to certain former Regency employees and payments made to certain former executives of Regency under pre-existing change of control agreements. Regency's corporate office and it's long-term care and pharmacy division management functions were eliminated in connection with the Regency Acquisition. The termination of former Regency employees is expected to be completed no later than the second quarter of 1998.

(i) Represents lease termination fees and reserves for future minimum lease payments. The lease termination fees relate to Regency's corporate headquarters and certain Regency facilities that are expected to be shut-down in March 1998 and June 1998, respectively. The reserve for future minimum lease payments relate to Regency leased pharmacy facilities and related properties whereby a significant portion of the buildings are not needed for future operations.

(j) Represents deposits and other assets of Regency which have been determined by Sun to provide no future benefit.

(k) Represents the amount recognized for unfavorable Regency leases assumed by Sun in the Regency Acquisition.

(l) Reflects the elimination of Regency's historical stockholders' equity balance in connection with the purchase price allocation.

                SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES AND
                 REGENCY HEALTH SERVICES, INC. AND SUBSIDIARIES

               UNAUDITED PRO FORMA COMBINED STATEMENT OF EARNINGS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                               SUN                                 REGENCY        SUN &
                                                             FINANCE         SUN                 ACQUISITION     REGENCY
                                                   SUN     TRANSACTION     ADJUSTED    REGENCY   ADJUSTMENTS     COMBINED
                                                ---------  -----------    ----------  ---------  -----------    ----------
Total net revenues............................  $1,332,354  $  --         $1,332,354  $ 483,838  $  --          $1,816,192
                                                ----------  ----------    ----------  ---------  -----------    ----------

Costs and expenses:

  Operating...................................  1,091,249      --          1,091,249    421,043      (1,537)(bb) 1,510,755
  Corporate general and administrative........     63,189      --             63,189     29,574      --             92,763
  Provision for losses on receivables.........     10,736      --             10,736      6,921      --             17,657
  Depreciation and amortization...............     37,332      --             37,332     14,588       7,729 (cc)    54,206
                                                                                                     (2,581)(dd)
                                                                                                     (1,935)(ee)
                                                                                                       (927)(ff)
  Interest, net...............................     42,670      (9,141)(aa)    46,250     15,388      39,502 (gg)    89,241
                                                               12,721 (aa)                          (11,899)(hh)

  Minority interest...........................     --          --             --           (246)       --             (246)
                                                ---------  -----------     ---------  ---------  -----------    ----------
    Total costs and expenses..................  1,245,176       3,580      1,248,756    487,268      28,352      1,764,376
                                                ---------  -----------     ---------  ---------  -----------    ----------
Earnings (loss) before income taxes...........     87,178      (3,580)        83,598     (3,430)    (28,352)        51,816
Income taxes..................................     33,999      (1,396)(ii)    32,603       (918)     (8,043)(ii)    23,642
                                                ---------  -----------     ---------  ---------  -----------    ----------
  Net earnings (loss).........................  $  53,179   $  (2,184)     $  50,995  $  (2,512)  $ (20,309)    $   28,174
                                                ---------  -----------     ---------  ---------  -----------    ----------
                                                ---------  -----------     ---------  ---------  -----------    ----------

Net Earnings per common and common equivalent
  share:
    Primary...................................  $    1.13                                                       $     .60
                                                ---------                                                       ---------
                                                ---------                                                       ---------
    Fully diluted.............................  $    1.07                                                       $     .59
                                                ---------                                                       ---------
                                                ---------                                                       ---------

Weighted average number of common and common
  equivalent shares outstanding:
    Primary...................................     46,973                                                          46,973
                                                ---------                                                       ---------
                                                ---------                                                       ---------
    Fully diluted.............................     52,053                                                          52,053
                                                ---------                                                       ---------
                                                ---------                                                       ---------



The accompanying notes are an integral part of this unaudited pro forma combined financial statement.

                SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES AND
                 REGENCY HEALTH SERVICES, INC. AND SUBSIDIARIES

               UNAUDITED PRO FORMA COMBINED STATEMENT OF EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                               SUN                                  REGENCY          SUN &
                                                             FINANCE         SUN                   ACQUISITION      REGENCY
                                                  SUN(jj)   TRANSACTION    ADJUSTED    REGENCY     ADJUSTMENTS     COMBINED
                                                 ---------  -----------   ----------  ---------    -----------    ----------
Total net revenues............................  $1,316,308  $  --         $1,316,308  $ 558,050    $   --         $1,874,358
                                                 ---------  ----------    ----------  ---------    ----------     ----------

Costs and expenses:

  Operating...................................  1,107,821      --          1,107,821    438,958      (2,049)(bb)   1,544,730
  Corporate general and administrative........     62,085      --             62,085     60,531        --            122,616
  Provision for losses on receivables.........     14,970      --             14,970      2,890        --             17,860
  Depreciation and amortization...............     33,817      --             33,817     15,317      10,306 (cc)      52,480
                                                                                                     (3,099)(dd)
                                                                                                     (2,625)(ee)
                                                                                                     (1,236)(ff)
  Interest, net...............................     25,899     (13,955)(aa)    36,434     18,060      46,623 (gg)     100,555
                                                               24,490(aa)                              (562)(hh)
  Restructuring charge........................     --          --              --        11,283        --             11,283
  Investigation and litigation costs..........     19,250      --             19,250      --           --             19,250
                                                ---------  ----------      ---------  ---------  ----------        ---------
    Total costs and expenses..................  1,263,842      10,535      1,274,377    547,039      47,358        1,868,774
                                                ---------  ----------      ---------  ---------  ----------        ---------
Earnings before income taxes..................     52,466     (10,535)        41,931     11,011     (47,358)           5,584
Income taxes..................................     30,930      (4,109)(ii)    26,821      4,612     (14,450)(ii)      16,983
                                                ---------  ----------      ---------  ---------  ----------        ---------
  Net earnings (loss).........................  $  21,536   $  (6,426)     $  15,110  $   6,399  $  (32,908)       $ (11,399)
                                                ---------  ----------      ---------  ---------  ----------        ---------
                                                ---------  ----------      ---------  ---------  ----------        ---------

Net earnings (loss) per common and common
  equivalent shares:..........................  $    0.46                                                          $    (.24)
                                                ---------                                                          ---------
                                                ---------                                                          ---------
Weighted average number of common and common
  equivalent shares outstanding:..............     46,840                                                             46,840
                                                ---------                                                          ---------
                                                ---------                                                          ---------

The accompanying notes are an integral part of this unaudited pro forma combined financial statement.

                SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES AND
                 REGENCY HEALTH SERVICES, INC. AND SUBSIDIARIES


        NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENTS OF EARNINGS



The immediately preceding unaudited pro forma combined statements of earnings for the nine months ended September 30, 1997 and for the year ended December 31, 1996 give effect to the issuance by Sun of $250 million of its 9 1/2% Senior Notes due 2007 (the "Notes") and the Regency Acquisition as if these transactions occurred on January 1, 1996.


(aa) In connection with the issuance of the Notes in July 1997, Sun capitalized related debt issuance costs and used the net proceeds of $242.6 million to repay borrowings under its Old Credit Facility. Interest expense up to July 1997, associated with $242.6 million of borrowings under the Old Credit Facility, is eliminated in the accompanying unaudited pro forma combined statements of earnings. The average variable interest rate for Old Credit Facility borrowings was 7.1%. The Notes interest expense of $12,721,000 and $24,490,000 for the nine months ended September 30, 1997 and the year ended December 31, 1996, respectively, includes amortization of debt issuance costs using the effective interest method over the ten-year term of the Notes of $384,000 and $740,000, respectively.


(bb) Represents the amortization of the unfavorable lease reserve established in connection with the Regency purchase price allocation. See footnote (k) to the Unaudited Pro Forma Combined Balance Sheet as of September 30, 1997.

(cc) As presented in footnote (b) to the Unaudited Pro Forma Combined Balance Sheet as of September 30, 1997, the Regency acquisition goodwill is $415,752,000 and has an estimated useful life of 40 years. The amortization charge is calculated using the straight-line method.

(dd) Represents the elimination of Regency's historical goodwill amortization expense.

(ee) Represents the elimination of Regency's historical intangible asset amortization for the intangible assets written down in connection with the Regency purchase price allocation. The intangible asset write-down is presented in footnote (c) to he Unaudited Pro Forma Combined Balance Sheet as of September 30, 1997.

(ff) Represents the elimination of the depreciation expense resulting from the write-down of certain Regency assets to fair market value (see (a) in the Unaudited Pro Forma Combined Balance Sheet as of September 30,
       1997).

(gg) Represents interest expense recognized on borrowings under the New Credit Facility for the following purposes:

       Regency purchase price                                $ 367,260,000
       Retire Sun Old Credit Facility                          108,637,000
       Retire Regency revolving credit facility                 39,000,000
       Payment of New Credit Facility Commitment fee            27,000,000
       Payment of Regency acquisition costs                     14,668,000
       Payment of involuntary termination benefits              10,532,000
                                                             -------------
       Borrowings under the New Credit Facility              $ 567,097,000
                                                             -------------
                                                             -------------

       Pro forma interest expense on borrowings under the New Credit Facility is computed using a weighted average interest rate of 8.6%, which is based on the LIBOR at March 31, 1998 of 5.7% plus applicable margins as stated in the New Credit Facility and includes deferred financing cost amortization of $3,116,000 and $4,154,000 for the nine months ended September 30, 1997 and the year ended December 31, 1996, respectively.

(hh) Represents the elimination of historical interest expense related to (i) Sun's Old Credit Facility and (ii) Regency's line of credit. A portion of Sun's Old Credit Facility interest expense has been eliminated in connection with the pro forma adjustment for the Notes above. In the nine months ended September 30, 1997 and the year ended December 31, 1996, Sun's average outstanding balance under the Old Credit Facility after giving effect to the pro forma repayment attributable to the proceeds of the Notes was $108.6 million and zero, respectfully. The average balance outstanding on Regency's line of credit was $39.0 million and zero for the nine months ended September 30, 1997 and the year ended December 31, 1996, respectively. The weighted average interest rate for the nine months ended September 30, 1997 for the Sun and Regency credit facilities was 7.1% and 7.5%, respectively.

(ii) Represents the income tax benefit associated with the additional expenses presented using an assumed 39% blended statutory tax rate in effect during the periods and calculated as follows (dollar amounts in thousands):

                                                                                    REGENCY
                                                                     SUN FINANCE  ACQUISITION
                                                                     TRANSACTION  ADJUSTMENTS
                                                                     -----------  -----------
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997:

Earnings (loss) before income taxes................................   $  (3,580)   $ (28,352)
Add back non-deductible goodwill amortization......................         n/a        7,729
                                                                     -----------  -----------
                                                                         (3,580)     (20,623)
Blended statutory income tax rate..................................     x    39%     x    39%
                                                                     -----------  -----------
Income tax benefit.................................................   $  (1,396)   $  (8,043)
                                                                     -----------  -----------
                                                                     -----------  -----------

FOR THE YEAR ENDED DECEMBER 31, 1996:

Earnings (loss) before income taxes................................   $ (10,535)   $ (47,358)
Add back non-deductible goodwill amortization......................         n/a       10,306
                                                                     -----------  -----------
                                                                        (10,535)     (37,052)
Blended statutory income tax rate..................................     x    39%     x    39%
                                                                     -----------  -----------
Income tax benefit.................................................   $  (4,109)   $ (14,450)
                                                                     -----------  -----------
                                                                     -----------  -----------

(jj) Results for the year ended December 31, 1996 include a $24,000,000 charge recognized by Sun to settle certain of the lawsuits brought by shareholders and, as a reduction of this settlement charge, $9,000,000 which was received from Sun's director and officer liability insurance carrier in connection with the settlement (see Note (14) to Sun's Consolidated Financial Statements for the year ended December 31, 1996). In addition, in 1996 Sun recorded additional expenses of $4,250,000 related to monitoring and responding to the continuing investigation by the United States Department of Health and Human Services' Office of Inspector General ("OIG") and to responding to the remaining shareholder litigation related to the announcement of the OIG investigation. The charge does not contain any estimated amounts for settlement of the OIG investigation or remaining shareholder litigation matters. Also in 1996, Sun recorded an additional provision for losses on accounts receivable of $6,550,000, related primarily to its Mediplex facilities (see "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in Sun's Annual Report on Form 10-K for the year ended December 31, 1996).

    (c)  Exhibit No.    Description

         2.1 Agreement and Plan of Merger, dated as of July 26, 1997, among Sun Healthcare Group, Inc., Sunreg Acquisition Corp. and Regency Health Services, Inc. (the "Agreement and Plan of Merger"). (included in the registrant's Current Report on Form 8-K as filed by the registrant on October 23, 1997)

         23.01          Consent of Arthur Andersen LLP, Independent Public
                        Accountants

                                      SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  April 15, 1998                           By:  /s/ William C. Warrick
                                                      -------------------------
                                                 Name:  William C. Warrick
                                                 Title: Vice President,
                                                        Corporate Controller

                                  INDEX OF EXHIBITS

    2.1 Agreement and Plan of Merger dated July 26, 1997, among Sun Healthcare Group, Inc., Sunreg Acquisition Corp. and Regency Health Services Inc. (the "Agreement and Plan of Merger") (included in the registrant's Current Report on Form 8-K as filed by the registrant on October 23,
          1997).

   23.01  Consent of Arthur Andersen LLP, Independent Public Accountants